Exhibit 99.1

Media contact:

Christopher Bona

312.292.5052

mediainfo@ryerson.com

RYERSON APPOINTS ERICH S. SCHNAUFER AS CFO

Chicago – January 25, 2016 – Ryerson Holding Corporation (NYSE: RYI), a leading processor and distributor of metals, today announced the appointment of Erich S. Schnaufer, 48, to the position of chief financial officer (CFO), effective January 25. Schnaufer was previously the company’s interim chief financial officer, succeeding Edward J. Lehner who took over as president and chief executive officer in 2015.

“Erich is an accomplished executive who has demonstrated significant financial, accounting, tax, treasury, credit, reporting, compliance and operational acumen throughout his tenure at Ryerson. His more than a quarter of a century of financial and accounting experience, which includes 11 years in metals distribution, will enhance Ryerson’s senior management team and ongoing transformation,” said Lehner.

Schnaufer joined Ryerson in 2005 and was promoted in 2007 to controller and chief accounting officer responsible for accounting, tax and financial reporting. Prior to joining Ryerson, Schnaufer held senior financial and accounting management roles at several public companies including Alternative Resources Corporation and Midway Games. He has a bachelor’s degree in accounting from the University of Illinois, a master’s degree in business administration from DePaul University’s Kellstadt Graduate School of Business and is a certified public accountant.

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About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,600 employees in more than 100 locations.

Visit Ryerson at www.ryerson.com

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